                                                                    Exhibit 12.1
                                                                    ------------

Whole Foods Market, Inc.  and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges


                                                                        Fiscal Year End (1)
                                                             Sep 27   Sep 28   Sep 29   Sep 24  Sep 25
                                                              1998     1997     1996     1995    1994
                                                              ----     ----     ----     ----    ----
Earnings:
     Income (loss) before income taxes                       $72,056  39,368  (14,119)  11,083   8,867
     Interest expense                                          7,685   6,044    4,671    2,368     127
     Rental expense representative of interest                11,727   9,620    8,145    6,370   4,795
                                                             -------  ------  -------   ------  ------
          Total available earnings                            91,468  55,032   (1,303)  19,821  13,789
                                                             -------  ------  -------   ------  ------

Fixed charges
     Interest, including capitalized interest                  8,420   6,814    5,854    3,177     499
     Rental expense representative of interest                11,727   9,620    8,145    6,370   4,795
                                                             -------  ------  -------   ------  ------
          Total fixed charges                                $20,147  16,434   13,999    9,547   5,294
                                                             -------  ------  -------   ------  ------

Ratio of available earnings to fixed charges (2)               4.54x   3.35x       --    2.08x   2.60x
                                                             =======  ======  =======   ======  ======

(1) Fiscal years 1998, 1997, 1995 and 1994 are 52-week years and fiscal year 1996 is a 53-week year.

(2) For the fiscal year ended September 29, 1996, earnings were inadequate to cover fixed charges in the amount of $15.3 million.